Exhibit 99.1

FOR IMMEDIATE RELEASE

ISORAY REPORTS FIRST QUARTER FISCAL 2016 FINANCIAL RESULTS

21% Revenue Growth In The 1st Quarter 2016 Over 1st Quarter 2015

RICHLAND, Washington (November 10, 2015) – IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced its financial results for the first quarter of fiscal 2016, which ended September 30, 2015.

Revenue was $1.26 million for the first quarter, a 21% increase compared to $1.04 million for the first quarter of fiscal 2015, which ended September 30, 2014. Operating expenses were $1.17 million compared to $1.11 million in the first quarter of the last fiscal year. Operating loss was $1.09 million compared to a $1.16 million operating loss in the comparable period of the last fiscal year. IsoRay had cash, cash equivalents and certificates of deposit of $18.6 million as of September 30, 2015 and no debt.

Management continues to promote Cesium-131’s success with major U.S. universities, teaching hospitals and cancer specialist groups. “The recent peer reviewed publications demonstrating the efficacy of IsoRay’s brachytherapy, combined with our increased marketing efforts, have begun to impact the number of procedures done with our Cesium-131 seed therapy in other parts of the body,” said Dwight Babcock, Chairman and CEO of IsoRay. “While prostate treatment still represents the main use of our seed therapy, usage has begun to expand in head and neck, lung, brain and gynecological cancers. There are a number of additional independent studies currently underway, and we expect usage to continue slowly expanding as additional published studies re-confirm the initial positive results. As more key opinion leaders in the field learn of other institutions’ success with Cesium-131 and begin administering treatments and experiencing first-hand the lower recurrence of cancer and improved quality of life that the published studies have shown Cesium-131 can deliver to their cancer patients, we anticipate additional growth.”

IsoRay’s management continues to work on educating new institutions and physician groups on the benefits of its Cesium-131 brachytherapy product line. Management spends considerable time at national conventions and regional conferences exhibiting the Company’s products as well as hosting formal dinners which promote peer-to-peer conversations among cancer surgeons and other medical practitioners. Most recently, IsoRay exhibited at the American Association of Physicists in Medicine Conference (AAPM) and the American Society for Radiation Oncology Conference (ASTRO). IsoRay also participated in a conference at the MD Anderson Center titled “The Utilization of MRI in LDR and HDR Prostate Brachytherapy: From Diagnostics to Response Assessment”. Mr. Babcock concluded, “We are establishing a better paradigm in cancer treatment. We look forward to bringing new treatment options to an expanding group of patients and their medical professionals.”

IsoRay, Inc. and Subsidiaries Consolidated Statements of Operations
	(Unaudited)
	Three months ended September 30,
	2015	2014
Product sales, net	$1,261,322	$1,042,101
Cost of product sales	1,177,863	1,096,903

Gross profit / (loss)	83,459	(54,802)

Operating expenses:
Research and development	143,903	176,610
Sales and marketing	278,421	353,743
General and administrative	751,712	575,951

Total operating expenses	1,174,036	1,106,304

Operating loss	(1,090,577)	(1,161,106)

Non-operating income (expense):
Interest income	57,417	72,695
Change in fair value of warrant derivative liability	15,000	306,000
Financing and interest expense	(950)	(3,451)

Non-operating income (expense), net	71,467	375,244

Net loss	(1,019,110)	(785,862)
Preferred stock deemed dividends	-	-
Preferred stock dividends	(2,658)	(2,658)

Net loss applicable to common shareholders	(1,021,768)	(788,520)

Basic and diluted loss per share	$(0.02)	$(0.01)

Weighted average shares used in computing net loss per share:
Basic and diluted	55,012,901	54,868,053

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About IsoRay, Inc
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the exclusive producer of Cesium-131 internal radiation therapy, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Contact:

PCG Advisory Group:

Investors: Stephanie Prince

Managing Director

Phone: 646-762-4518

Media: Sean Leous

Managing Director

Phone: 646-863-8998

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our products and their delivery systems; future demand for IsoRay's existing and planned products; whether revenue and other financial metrics will improve in future periods, whether IsoRay will be able to continue to expand its base beyond prostate cancer; whether sales and use of our products will continue at historic levels or increase; whether additional physicians and medical centers will begin using our products; whether awareness of our products in the medical community will continue or increase; whether our sales and marketing efforts will be successful; whether additional studies will be published or presented with favorable outcomes from treatment with our products; whether the Company’s educational efforts will continue or be successful; and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay’s products, changing levels of demand for IsoRay’s current and proposed future products, IsoRay’s ability to reduce or maintain expenses while increasing sales, patient results achieved using our products in both the short and long term, success of future research and development activities, patient results achieved when our products are used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay’s ability to successfully manufacture, market and sell its products, IsoRay’s ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, the success of our sales and marketing efforts, IsoRay’s ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our products, whether additional studies and protocols are released and support the conclusions of past studies and protocols, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in their various forms, continued compliance with ISO standards as audited by BSI, and other risks detailed from time to time in IsoRay’s reports filed with the SEC. Unless required to do so by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.